Exhibit 3.1
ARTICLES OF INCORPORATION
OF
TOTAL SYSTEM SERVICES, INC., AS AMENDED
ARTICLE I
     The name of the corporation is Total System Services, Inc.
ARTICLE II
     The corporation shall have perpetual duration.
ARTICLE III
     The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.
ARTICLE IV
     The corporation is a corporation for profit and shall have the purpose of engaging in any lawful business.
ARTICLE V
     The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be 700,000,000 shares, of which 600,000,000 shares shall be common stock of the par value of $.l0 per share and 100,000,000 shares shall be preferred stock, par value $.10 per share. The amount of capital with which the corporation shall begin business shall not be less than $500. The corporation may acquire its own shares and shares so acquired shall become treasury shares.
     Subject to all of the rights of any outstanding shares of preferred stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article V, the common stock of the corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges provided for herein, including, but not limited to, the following rights and privileges:
     (a) Dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of the corporation legally available for the payment of dividends;
     (b) The holders of common stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and
     (c) Upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the net assets of the corporation available for distribution shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests.

     In accordance with the provisions of the Georgia Business Corporation Code, the Board of Directors of the corporation may determine the preferences, limitations, and relative rights of (1) any class of preferred stock before the issuance of any shares of that class or (2) one or more series within a class of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series.
ARTICLE VI
     No shareholder of the corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any shares of stock of any class of the corporation, or any series of any class, or any options, rights or warrants to purchase any shares of any class, or any series of any class, or any other of the securities of the corporation convertible into or carrying an option to purchase shares of any class, or any series of any class, whether now or hereafter authorized, and the Board of Directors of the corporation may authorize the issuance of shares of stock of any class, and series of the same class, or options, rights or warrants to purchase shares of any class, or any series of any class, or any securities convertible into or carrying an option to purchase shares of any class, or any series of any class, without offering such issue of shares, options, rights, warrants or other securities, either in whole or in part, to the shareholders of the corporation.
ARTICLE VII
     The Board of Directors of the corporation may authorize the issuance of bonds, debentures and other evidences of indebtedness of the corporation and may fix all of the terms thereof, including, without limitation, the convertibility thereof into shares of stock of the corporation of any class, or any series of the same class.
ARTICLE VIII
     Section 1. The number of members of the Board of Directors of the corporation shall be fixed from time to time solely by the action of the Board of Directors. The directors elected prior to the 2010 annual meeting of shareholders shall be and are divided into three classes and each such director shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of his or her election and until his or her successor is duly elected and qualified. The directors elected at each annual meeting of shareholders, commencing with the annual meeting in 2010, shall hold office for a term expiring at the next annual meeting of shareholders and until their successors are elected and qualified.
     Section 2. Directors of the corporation may be removed from office only for cause by the affirmative vote of at least 66 2/3% of the total issued and outstanding shares of the corporation’s common stock, except that if a Director is elected by a different voting group of shareholders (i) only the shareholders of such voting group may participate in the vote to remove such Director and (ii) the requisite vote shall be as set forth in the articles of amendment setting forth the preferences, limitations and relative rights of the relevant class or series of preferred stock.

ARTICLE IX
     A special meeting of the shareholders of the corporation may be called only (i) by the Board of Directors or (ii) upon the action of a majority of the total number of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.
ARTICLE X
     Section 1. Alternative Stakeholders. In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees thereof and individual directors, in addition to considering the effects of any action on the corporation and its shareholders, may consider the interests of employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.
     Section 2. Appropriate Actions. If the Board of Directors determines that any proposed business combination should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring the corporation’s securities; (v) selling or otherwise issuing authorized but unissued securities of the corporation or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual or entity.
ARTICLE XI
     No director shall have personal liability to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability, to the extent provided by applicable law: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability for which the director is found liable pursuant to Section 14-2-832 of the Georgia Business Corporation Code, or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director received an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to July 1, 1987. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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